Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2014 Equity Incentive Plan of Cara Therapeutics, Inc. of our reports dated March 6, 2024, with respect to the consolidated financial statements of Cara Therapeutics, Inc. and the effectiveness of internal control over financial reporting of Cara Therapeutics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Stamford, Connecticut

March 6, 2024